CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our reports dated July 22, 2019, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N- CSR of the funds indicated in Appendix A for the year ended May 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 25, 2019

Appendix A

Fund Name

Columbia Dividend Income Fund

Columbia High Yield Municipal Fund

Columbia Multi Strategy Alternatives Fund (formerly Columbia Alternative Beta Fund)

Columbia Adaptive Risk Allocation Fund